Exhibit 99.1

HEPI Pharmaceuticals, Inc. Stops Trial of ProAlgaZyme® Due to Concerns raised by Inconsistent Results

Scottsdale, AZ, August 31, 2007.  HEPI Pharmaceuticals, Inc. and its parent company, Health Enhancement Products, Inc. (HEPI-OTCBB), the maker of ProAlgaZyme®, announced today the early termination of a trial of ProAlgaZyme in metabolic syndrome patients in Minnesota.  The trial was terminated after review of preliminary data on ten early finishing subjects, due to concerns arising out of  the lack of positive response with respect to either cholesterol or C-reactive protein levels, both key prospective markers of the study.    The lack of positive response with respect to these key prospective markers, in light of positive results in the Cameroon trials and extensive anecdotal reports, has raised concerns about the status of the ProAlgaZyme test agent, including potential problems associated with freezing and thawing.  The Company has initiated animal model tests to facilitate its inquiry into whether there was a problem with the ProAlgaZyme batch used in the Minnesota study.  This inquiry should inform the company’s choices as to future testing of ProAlgaZyme.

About ProAlgaZyme® and HEPI Pharmaceuticals, Inc.

ProAlgaZyme® is a nutraceutical product of Health Enhancement Products, Inc., the Company’s parent, which is manufactured using only pure, all-natural ingredients. ProAlgaZyme® is a liquid product produced from algae grown in 100% distilled water. The liquid in which the algae are grown is drawn off, filtered, tested and bottled as ProAlgaZyme®.  HEPI Pharmaceuticals, Inc., a wholly-owned subsidiary of Health Enhancement Products, Inc., is focused on development of potential pharmaceutical opportunities represented by ProAlgaZyme®.

Except for any historical information, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including the timing of completion of a trial, actual future clinical trial results being different than the results the company has obtained to date, our inability to obtain regulatory approvals necessary to market and sell PAZ as a pharmaceutical, and the company's ability to secure funding, including for the subsidiary’s pharmaceutical development of PAZ. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. The company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information or otherwise.

For more information, please visit www.heponline.com.

Contact information:
Thomas D. Ingolia
CEO
Email Contact: tingolia@heponline.com
480-385-3800